Exhibit 99.1

Inari Medical Reports Second Quarter 2021 Financial Results

IRVINE, CALIFORNIA – August 10, 2021 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”) a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, today reported financial results for its second quarter ended June 30, 2021.

Second Quarter Revenue and Business Highlights:

•
Treated a record number of patients, with revenue of $63.5 million for the second quarter of 2021, up 11% sequentially and 150% year-over-year.
•
Announced FDA clearance of FlowSaver, enabling bloodless thrombectomy with the use of Triever Catheters.
•
Presented interim results of the CLOUT DVT registry at New Cardiovascular Horizons, confirming best in class safety, clot removal, and clinical results for patients treated with ClotTriever.
•
Ended the quarter with $176.1 million in cash, cash equivalents and short-term investments.

“Our second quarter was highly successful, especially in ways most important to our mission to treat and transform the lives of our patients,” said Bill Hoffman, CEO of Inari Medical. “We treated a record number of patients, reported best in class data from our CLOUT registry, and announced FDA clearance of FlowSaver, making bloodless thrombectomy a reality across the entire Inari portfolio. We continue to invest aggressively to expand our capabilities to treat even more patients and address more unmet needs. We love every second of this work, and we are so thankful to all of you for believing and committing along with us in this mission.”

Second Quarter 2021 Financial Results

Revenue was $63.5 million for the second quarter of 2021, compared to $57.4 million for the prior quarter and $25.4 million for the second quarter of 2020.  The increase over prior year was driven by continued U.S. commercial expansion and new product introductions.

Gross profit was $58.6 million for the second quarter of 2021, compared to $21.9 million for the same period of 2020. Gross margin was 92.4% for the second quarter of 2021, up from 86.3% for the same period in the prior year, due primarily to the impact of an idle capacity charge in the second quarter of 2020 of $1.1 million, combined with current quarter product mix and manufacturing efficiencies.

Operating expenses for the second quarter of 2021 were $54.5 million, compared to $22.5 million for the second quarter of 2020. The increase was mainly driven by an increase in personnel-related expenses to fund the expansion of the commercial, research and development, clinical and support organization.

Net income was $4.1 million for the second quarter of 2021 and net income per share was $0.08 on a weighted-average basic share count of 49.7 million and $0.07 on a diluted share count of 55.6 million, compared to a net loss of $3.8 million and a net loss per share of $0.16 on a weighted-average basic and diluted share count of 24.3 million in the same period of the prior year.

Our cash, cash equivalents and short-term investments were $176.1 million as of June 30, 2021.

COVID-19 and Guidance

Despite ongoing challenges and uncertainties in its operating environment, Inari Medical is updating financial guidance as follows:

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For the full-year 2021, revenue guidance is increased to $250 to $255 million from the previous guidance of $240 to $250 million.

Webcast and Conference Call Information

Inari Medical will host a conference call to discuss the second quarter 2021 financial results after market close on Tuesday, August 10, 2021 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 519-1265 for U.S. callers or (914) 800-3838 for international callers, using conference ID: 1160795. The live webinar can be accessed at https://ir.inarimedical.com.

About Inari Medical, Inc.

Inari Medical, Inc. is a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases. Inari has developed two minimally-invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by the FDA and CE Mark approved for the treatment of pulmonary embolism and clot in transit in the right atrium.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include financial guidance regarding second quarter and full year 2021 revenue and the potential impact of COVID-19 on the business, and are based on Inari’s current expectations, forecasts and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2020 and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

Westwicke Partners

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

INARI MEDICAL, INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$63,453	$25,392	$120,850	$52,345
Cost of goods sold	4,814	3,487	9,437	6,193
Gross profit	58,639	21,905	111,413	46,152
Operating expenses
Research and development	11,630	3,628	19,793	6,646
Selling, general and administrative	42,897	18,880	79,795	35,273
Total operating expenses	54,527	22,508	99,588	41,919
Income (loss) from operations	4,112	(603)	11,825	4,233
Other income (expense)
Interest income	35	146	103	201
Interest expense	(74)	(463)	(147)	(809)
Change in fair value of warrant liabilities	—	(2,884)	—	(3,317)
Other income (expense)	7	—	(34)	—
Total other expenses	(32)	(3,201)	(78)	(3,925)
Income (loss) before income taxes	4,080	(3,804)	11,747	308
Provision for income taxes	12	—	210	—
Net income (loss)	$4,068	$(3,804)	$11,537	$308
Other comprehensive income (loss)
Foreign currency translation adjustments	57	—	(123)	—
Unrealized (loss) gain on available-for-sale securities	(6)	—	12	—
Total other comprehensive income (loss)	51	—	(111)	—
Comprehensive income (loss)	$4,119	$(3,804)	$11,426	$308
Net income (loss) per share
Basic	$0.08	$(0.16)	$0.23	$0.02
Diluted	$0.07	$(0.16)	$0.21	$0.01
Weighted average common shares used to compute net income (loss) per share
Basic	49,669,652	24,295,900	49,512,800	15,339,755
Diluted	55,595,016	24,295,900	55,665,193	47,362,292

INARI MEDICAL, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data and par value)

(unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$91,322	$114,229
Restricted cash	—	50
Short-term investments	84,744	49,981
Accounts receivable, net	31,497	28,008
Inventories	18,112	10,597
Prepaid expenses and other current assets	2,497	2,808
Total current assets	228,172	205,673
Property and equipment, net	10,827	7,498
Restricted cash	—	338
Operating lease right-of-use assets	868	—
Deposits and other assets	13,692	583
Total assets	$253,559	$214,092
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	10,319	3,047
Payroll-related accruals	16,041	8,198
Accrued expenses and other current liabilities	4,429	2,593
Operating lease liabilities, current portion	793	—
Total current liabilities	31,582	13,838
Operating lease liabilities, noncurrent portion	156	—
Total liabilities	31,738	13,838
Commitments and contingencies (Note 7)
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 49,828,829 and 49,251,614 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	50	49
Additional paid in capital	237,764	227,624
Accumulated other comprehensive (loss) income	(107)	4
Accumulated deficit	(15,886)	(27,423)
Total stockholders' equity	221,821	200,254
Total liabilities and stockholders' equity	$253,559	$214,092